Exhibit 1.2

Number: BC0769134

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that FIRST POTASH CORP. changed its name to FIRST PHOSPHATE CORP. on June 29, 2022 at 07:04 AM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On June 29, 2022 T.K. SPARKS Registrar of Companies Province of British Columbia Canada